Investor Presentation Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333 – 224622 October 3, 2018

Forward - Looking Statements This presentation includes statements that are, or may be deemed, ‘‘forward - looking statements.’’ In some cases, these forward - l ooking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “might,” “approximately, ” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “seeks,” “may,” “should,” “could,” “would,” “will”, “future,” “likely,” “goal ,” “continue,” “appears,” “suggests,” “ongoing,” or, in each case, their negative or other variations thereon or comparable terminology, although not a ll forward - looking statements contain these words. Forward looking statements appear in a number of places throughout this presentation and incl ude statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our ab ility to implement our business plan; our ability to raise additional capital to meet our liquidity needs; our ability to generate product reven ues ; our ability to achieve profitability; our ability to obtain market acceptance; our ability to compete in the market; our ability to gain acceptance of customers for use of our products; our ability to rely on third - party researchers, manufacturers and payors; our ability to establish and maintain st rategic partnerships, including for the distribution of products; our ability to attract and retain sufficient qualified personnel; our ability to obt ain or maintain patents or other appropriate protection for our intellectual property; and our ability to adequately support future growth. By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and beauty industry, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the fu tur e or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward - look ing statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ mat erially from the forward - looking statements contained in this presentation. In addition, even if our results of operations, financial condition a nd liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentatio n, they may not be predictive of results or developments in future periods. Any forward - looking statements that we make in this presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after th e date of this presentation, except as required by law. You should read carefully our “Cautionary Note Regarding Forward - Looking Statements” and the factors described in the “Risk Factors” sections of our registration statement that has been filed with the Securities and Exchange Commission (the “SEC”) t o better understand the risks and uncertainties inherent in our business. 2

Free Writing Prospectus Statement This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not conta in all of the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this prese nta tion relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the re gistration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete inf orm ation about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospect us, filed on September 24, 2018, is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participatin g i n the offering will arrange to send you the prospectus if you contact ThinkEquity, a division of Fordham Financial Management, Inc. , P rospectus Department, 17 State Street, 22 nd Floor, New York, New York 10004, telephone: (646) 968 - 9355 or e - mail: prospectus@think - equity.com. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale o f t hese securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualific ati on under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registra tio n statement that is filed with the SEC after such registration statement becomes effective. This presentation contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks a nd trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. 3 Intellectual Property Disclosure

Issuer DERMAdoctor, Inc. Securities Offered 2,470,000 Units with each Unit comprised of • 1 Share of Common Stock • 1 Warrant to purchase 1 Share of Common Stock at an exercise price of $6.25 per share (based on an assumed initial public offering price of $5.00 per Unit); exercisable immediately and expire five years from date of issuance. Anticipated Price $5.00 per Unit Over - Allotment Option 15% (100% Primary) Pre IPO Shares Outstanding 3,000,000 Post IPO Shares & Warrants 5,470,000 shares and 2,470,000 warrants Proposed Exchange / Symbol Nasdaq Capital Market: Common Stock - DDOC, Warrant - DDOCW Use of Proceeds Working Capital Needs - inventory, product development, marketing, sales, technology, equipment and to repay certain debt and accounts payable Sole Book - Runner ThinkEquity, a division of Fordham Financial Management, Inc. Offering Summary 4

Company Overview ▪ Founded as a pioneer in leveraging the internet to offer beauty and dermatology products online. ▪ The DERMAdoctor prestige skincare brand was created in 2003 to fulfill consumers’ needs in products which did not exist or could be improved upon for skin concerns. ▪ The DERMAdoctor brand: ▪ 30 products | 13 families | addresses diverse conditions | 2017 revenue >$8.8 million ▪ Proprietary formulations ▪ Distinctive brand marketing strategy ▪ Current distribution is to domestic retailers including over 700 brick - and - mortar locations, online stores, our e - commerce website, and through international merchants. ▪ Strong brand momentum and future opportunities. 5

Key Management and Board of Directors Jeff Kunin, MD President and Chief Executive Officer Co - Founder Director, Chairman of the Board Board - certified Radiologist MD – University of Texas MBA – Wash U. in St. Louis Andrea Bielsker Chief Financial Officer Previous Experience: CFO, Great Plains Energy (GXP) Scout Mutual Funds, Board Member Audrey Kunin, MD Chief Creative Officer Co - Founder Director Board - certified Dermatologist MD – Medical College of Ohio Brad Hampton Independent Director CFO, Helzberg Diamonds Previous Experience: Sprint (S), Finance and Investor Relations Jim Hyde Independent Director CEO and Director, Hadley Investments Previous Experience : Sprint (S), President, Wholesale, Affiliates & Strategic Partnerships Ntelos (NTLS), President & CEO T - Mobile UK, CEO Victoria Barnard Independent Director President, Foot Traffic USA Just Born Quality Confections, Board Member Previous Experience: Hallmark Cards, VP Strategic Planning 6 Senior executives experienced in consumer products, product formulation, finance, marketing, operations, international markets and in public companies.

▪ The Global Cosmetic Skincare Market was $130.7 billion in 2016* ▪ The Global Skincare Market is expected to grow at a CAGR of 4.7% to 5.3% from 2017 to 2023* ▪ The Asia Pacific, which includes China, is expected to dominate the world market with the Middle East and Africa growing at the highest compounded annual growth rate from 2017 to 2023* *Source: The Cosmetic Skin Care Market: Global Industry Analysis, Trends, Market Size and Forecasts to 2023. The Skincare Market is Large and Attractive 7

Our Brand Philosophy Customer Focused: ▪ Our target customers are women between the ages of 18 to 65, college educated with above average household income ▪ We utilize feedback from our consumer community to help guide our product development ▪ We educate consumers as to the unique attributes of our products; communicating product efficacy through product demonstrations; featuring our consumers instead of celebrities on our website and developing direct connections with our consumers ▪ We seek to create packaging that is unique to our brand while being approachable and effective and communicating that skincare can be both elegant and powerful ▪ We believe our customers view our brand as one which is Unique | Trusted | Respected | Innovative | Effective Mix science and technology synergistically to provide non - irritating, effective and pleasing skincare products aimed at targeting overlooked or unfulfilled common skin concerns to meet our customers’ needs. 8

▪ All DERMAdoctor products are conceived by our product design team headed by our founder, Audrey Kunin, M.D. who is a board - certified dermatologist ▪ Product development starts with a concept of what type of skin concern we will target ▪ In conjunction with third - party laboratory teams, unique formulations and delivery systems are developed utilizing the latest technology ▪ Formulas of lab samples go through many rounds of iterations to achieve optimal efficacy, opacity, texture, viscosity and other qualities ▪ Extensive clinical and safety testing is done on sensitivity, allergy, stability and compatibility ▪ We do not test on animals ▪ All products are fragrance and dye free Science & Technology Based Development Process 9 Concept / Target Formulation Formula Optimization Clinical & Safety Testing Packaging Product Launch

A diversified portfolio of unique products to address a wide range of consumers’ most critical skincare concerns. 10 The DERMAdoctor Brand

11 Family Skincare Use Products Acne and Blemishes Acne Cleanser Healthy Toner Acne Mask & Spot Treatment Acne Control Serum Rosacea (Redness) Tranquility Cleanser Tranquility Cream Discoloration DD Cream Dark Circles Wrinkles Brightening Daily Cleanser Sensitive Skin Vitamin C Serum Face Crème Eye Soufflé Detox Mask Intensive Vitamin C Peel Pad Evening Oil Keratosis Pilaris Moisturizing Therapy Dry Skin Body Scrub Body Peel Pads Daily Skin Health Jukeyom 9x Water Gel Dry Skin Sweating Antiperspirant Wipes Discoloration 3 in 1 Facial Lotion Dark Circles Energizing Eye Renewal Cream Wrinkles Wrinkles Facial Microdermabrasion + Multiacid Peel Discoloration Enlarged Pores Pore Minimizer Discoloration Intensive 1% Retinol Wrinkles Hyperhidrosis Ulta - Gentle Antiperspirant Sweating Ulta - Gentle Brightening Antiperspirant Sensitive Skin Wrinkles Antioxidant Enhanced Glycolic Acid Facial Cleanser Rescue & Protect Eye Balm Rescue & Protect Facial Crème Ultimate Hyaluronic Serum DERMAdoctor Products

12 Anti - Aging New products launched in the last three years including the Kakadu C family of anti - aging products account for 28% of 2017 net sales.

Body 13 *Patent No. 8,647,682 Composition and Method for Treating Keratosis Pilaris **Patent No. 8,337,821 Composition For Treatment of Hyperhidrosis * **

Acne 14 Comprehensive acne solutions, proprietary formulations

Healthy Skin 15 Newest product launch, Lucky Bamboo, based on increasing global interest in Korean Beauty products

DERMAdoctor Kakadu C Evening Oil “2018 Spring Beauty O - Ward” AWARDS DERMAdoctor KP Duty Scrub “ 2017 BRIDES Beauty Award ” Recipient of Multiple National Awards 16

PRINT “Refresh, revive” DERMAdoctor KP Duty Body Peel DERMAdoctor Kakadu C Peel Pads “The GUIDE |Beauty : Facial Peels ” Editorial Print 17

ONLINE “This cleanser might be the only beauty product I’ll ever repurchase” Editorial Online 18

Distribution Channels 19 44%* 26%* 30%* Retail E - Commerce International Brick - and - Mortar Home Shopping & Specialty Online Only * Distributors: Asia Central America * Middle East South America * Retailers: * *Agreements in place; shipments to Argentina, Panama, HSE24, Costco Canada and Dillard’s anticipated in Q3 or Q4 2018 * *

E - Commerce: 20 500k+ total visitors to our website and 2,000,000+ page views in 2017

▪ Western Europe ▪ Germany* ▪ Switzerland* ▪ Austria* ▪ North America ▪ Canada* ▪ Middle East ▪ Saudi Arabia* ▪ Central America ▪ Panama* ▪ South America ▪ Argentina* New Growth Opportunities International: Existing Distribution ▪ United Kingdom ▪ Middle East ▪ Kuwait ▪ UAE ▪ Oman ▪ Bahrain ▪ Lebanon ▪ Asia ▪ China ▪ Hong Kong ▪ Central America ▪ Guatemala ▪ Costa Rica 21 New international distribution: *shipping in Q3 & Q4 2018

Multifaceted Marketing Campaigns 22 Organic Search Retargeted Ads Paid Search Public Relations National Media Print Editorial Affiliate Program Social Influencers In - Store Events Social Ads Local Media Social Buzz

Boise, Idaho Anchorage, Alaska Albuquerque, New Mexico Phoenix, Arizona Denham Springs, Louisiana In - Store Customer Events 23

SOCIAL Growing Social Media Presence 24

SOCIAL User Generated Content 25

SOCIAL Influencer Marketing Rachel Talbott 970K YouTube Subscribers 191K Instagram Followers Kathleen Lights 3.3M YouTube Subscribers 1.9M Instagram Followers SamySweetPassion 34.2K Instagram Followers PedalonBeauty 11.1K Instagram Followers CoffeeBreakwithDani 444K YouTube Subscribers 168K Instagram Followers Rachel.Lankford 3K Instagram Followers 26

BROADCAST Evine beauty experience TM Direct to Consumer Television 27

▪ Accelerate Pace of New Product Development ▪ 28% of 2017 net sales were from products launched in the past 3 years ▪ Expand Domestic Market Penetration ▪ Draw new customers to the brand ▪ Encourage current consumers to use more DERMAdoctor ® products ▪ Grow retail relationships ▪ Drive Additional Traffic to our Website ▪ Affiliate marketing ▪ Social Media ▪ Search, both organic and paid ▪ Global Business Expansion ▪ Register additional products in other countries ▪ Enter into new foreign distributor agreements ▪ Grow our retail presence in Europe Growth Opportunities 28 Clear business strategy, proven results

Panama (Canada) (Germany) (Germany) Implementing Our Growth Plan 29 (UK and Ireland) Retailers: Distributors: Argentina New Domestic Retailers: Q2, Q3 & Q4 New International Distributors and Retailers: Q3 &Q4 New Products: Q3

Net Sales By Channel 30 2016 2017 2018 through June 26% E - commerce 26% E - commerce 24% E - commerce 68% Domestic 44% Domestic 57% Domestic 30% International 19% International Int’l 6% Increased international sales by 539% between 2016 and 2017, 2018 domestic sales increase driven by large Costco US order in Q2

$6,474,861 $8,808,674 $0 $1,000,000 $2,000,000 $3,000,000 $4,000,000 $5,000,000 $6,000,000 $7,000,000 $8,000,000 $9,000,000 $10,000,000 Net Sales 2016 2017 Financial Highlights 31 Sales Growth: +36% Profit Growth: +33% *Includes cost of sales of $89,785 and $89,905, and operating expenses of $114,820 and $133,707 attributable to 1901 McGee, LLC, a consolidated variable interest entity, for the years ended December 31, 2016 and 2017, respectively. Rent expense of $198,952 and $201,902 for the years ended December 31, 2016 and 2017, respectively, paid from the DERMAdoctor, LLC to 1901 McGee, LLC is eliminated upon consolidation. $3,572,512 $4,746,111 $0 $1,000,000 $2,000,000 $3,000,000 $4,000,000 $5,000,000 Gross Profit 2016 2017 ($268,875) ($2,000,000) ($1,750,000) ($1,500,000) ($1,250,000) ($1,000,000) ($750,000) ($500,000) ($250,000) $0 Income (Loss) From 2016 2017 ($1,858,424) Income (Loss) from Operations Twelve Months Ended December 31,

Financial Highlights 32 Sales Growth: +49% Profit Growth: +63% *Includes cost of sales of $37,208 and $37,757, and operating expenses of $60,588 and $55,990 attributable to 1901 McGee, LLC, a consolidated variable interest entity, for the six months ended June 30, 2017 and 2018, respectively. Rent expense of $100,940 and $105,018 for the six months ended June 30, 2017 and 2018, respectively, paid from the DERMAdoctor, LLC to 1901 McGee, LLC is eliminated upon consolidation. $3,533,796 $5,276,556 $0 $1,000,000 $2,000,000 $3,000,000 $4,000,000 $5,000,000 $6,000,000 Net Sales 2017 2018 $1,754,326 $2,853,012 $0 $1,000,000 $2,000,000 $3,000,000 Gross Profit 2017 2018 ($663,459) $316,101 ($750,000) ($500,000) ($250,000) $0 $250,000 $500,000 $750,000 Income (Loss) From 2017 2018 Income (Loss) from Operations Six Months Ended June 30,

Financial Highlights 33 Sales Growth: +73% Profit Growth: +73% *Includes cost of sales of $19,038 and $19,092, and operating expenses of $32,770 and $28,675 attributable to 1901 McGee, LLC, a consolidated variable interest entity, for the three months ended June 30, 2017 and 2018, respectively. Rent expense of $50,470 and $53,034 for the three months ended June 30, 2017 and 2018, respectively, paid from the DERMAdoctor, LLC to 1901 McGee, LLC is eliminated upon consolidation. $2,059,737 $3,565,265 $0 $1,000,000 $2,000,000 $3,000,000 $4,000,000 Net Sales 2017 2018 $1,068,116 $1,849,097 $0 $1,000,000 $2,000,000 Gross Profit 2017 2018 ($232,807) $502,981 ($750,000) ($500,000) ($250,000) $0 $250,000 $500,000 $750,000 Income (Loss) From 2017 2018 Income (Loss) from Operations Three Months Ended June 30,

Consolidated Balance Sheet Summary 34 *At June 30, 2018, $14,403 of current assets, $2,931,038 of property and equipment, net, $123,136 of current liabilities, $2,499,832 of mortgage payables, net of current portion are attributable to 1901 McGee, LLC, a consolidated variable interest entity. as of June 30 , 2018 ASSETS Total current assets* $ 2,917,841 Property and equipment, net* 2,935,639 Total assets $ 5,853,480 LIABILITIES AND MEMBER'S DEFICIENCY Total current liabilities* $ 1,983,643 Long - term related party note payable 1,600,000 Long - term mortgage payable* 2,499,832 Total Liabilities $ 6,083,475 Redeemable membership interest 1,270,000 Member's deficiency (1,805,140) Noncontrolling interests 305,145 Total deficiency (1,499,995) Total liabilities, redeemable membership interest and deficiency $ 5,853,480

Capitalization Table* 35 Common shares outstanding pre - IPO 3,000,000 Common shares offered 2,470,000 Warrants offered 2,470,000 Restricted stock awards 0 Options 0 Preferred shares 0 *Assuming 2,470,000 units issued in the IPO and excluding the overallotment option, underwriter’s warrants, and shares reserved for future issuance under our 2018 Equity Incentive Plan.

Use of Proceeds 36 Repay Bridge Notes $ 190,000 Pay Down Accounts Payable $ 500,000 Purchase Additional Inventory $ 2,000,000 Expand Product Development and Marketing $ 2,000,000 Upgrade Systems and Infrastructure $ 500,000 Working Capital & General Corporate Purposes Remaining *For an offering with $12.35 million gross proceeds, net proceeds are expected to be $10.71 million. Remaining amount not shown is to be used for working capital and general corporate purposes.

▪

Brand recognition and differentiation in a large and growing skincare market ▪ Diversified portfolio of unique products to address a wide range of consumers most critical skincare concerns ▪ Broad and growing distribution of our products to domestic retailers, both brick & mortar and online, through our e - commerce website and in international markets ▪ Experienced management team and board of director nominees ▪ Growth of revenue and 1H 2018 profitability ▪ Opportunities and business strategy are clear and proven ▪ New product development ▪ Increase penetration in existing markets ▪ Grow internet traffic and sales ▪ Global expansion to meet worldwide brand demand Investment Highlights 37